AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT to the Fund Accounting Servicing Agreement dated as of January 1, 2014, as amended (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to update the funds advised by Ziegler Capital Management, LLC; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR ADVISED PORTFOLIOS         U.S. BANCORP FUND SERVICES, LLC

By: /s/ Christopher E. Kashmerick            By: /s/ Anita Zagrodnik

Name: Christopher E. Kashmerick            Name: Anita Zagrodnik
Title: President              Title: Senior Vice President

Date:    05/08/2020                    Date: 7/1/2020

Amended Exhibit A to the Trust for Advised Portfolios Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at January, 2014

Name of Series                         Date Added
Ziegler Senior Floating Rate                 on or after January 31, 2019
Ziegler Piermont Small Cap Value Fund             on or after July 20, 2020

Annual Fee Based Upon Average Net Assets Per Fund*
__ basis points on the first __
__ basis points on the next __
__ basis points on the balance
Minimum annual fee: __per fund (includes first two classes)

▪	Additional fee of __ for each additional class beyond two

▪	Additional fee of __ per manager/sub-advisor per fund

▪	Additional fee of __ for a Controlled Foreign Corporation (CFC)
Services Included in Annual Fee Per Fund

▪	Advisor Information Source - On-line access to portfolio management and compliance information.

▪	Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.

▪	USBFS Legal Administration (e.g., registration statement update)
Pricing Services**

▪	__ - Domestic Equities, Options, ADRs

▪	__ - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities

▪	__ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
Bonds, Asset Backed Securities, High Yield Bonds

▪	__ - Bank Loans

▪	__ - Credit Default Swaps

▪	__ - Swaptions, Index Swaps

▪	__ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
Corporate Action & Manual Pricing Services

▪	__ /Foreign Equity Security per Month for Corporate Action Service

▪	__ /Domestic Equity Security per Month for Corporate Action Service

▪	__ /Month Manual Security Pricing (>10/day)
Fair Value Services (Charged at the Complex Level)**

▪	__ on the First __ Securities

▪	__ on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*

▪	__ for the first fund (subject to Board approval)

▪	__ for each additional fund (subject to change based on Board review and approval)

▪	__ /sub-advisor per fund
Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services - additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day. Fees are calculated pro rata and billed monthly.